Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Kroger Co. Retirement Benefit Plan Management Committee of The

Kroger Co. Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-206532) on Form S-8 of The Kroger Co. of our report dated June 13, 2025, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan as of August 26, 2024 and December 31, 2023, and the related statements of changes in net assets available for benefits for the period January 1, 2024 to August 26, 2024 and the year ended December 31, 2023, which report appears in the August 26, 2024 annual report on Form 11-K of The Kroger Co. Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 13, 2025

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